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               U.S. Securities and Exchange Commission
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Last successful login on : Thursday February 10, 2000 10:37:37
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ENTER YOUR SELECTION (K/X/R) => XX
XMODEM READY TO RECEIVE...START SENDING...
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C
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<0x01><0x01><0xFE>
----block-1-data----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001017660
<CCC>i$av5rob
<RELATIONSHIP>Director
</REP
----block-1-CRC----
<<0xE4>
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ORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PE
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RIOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL ST
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ATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported.
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( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Bolduc, J. P.
   770 North Water Street
   Milwau
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kee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security
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'r
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 Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999
5. If Amendment, Date of Original (Mo
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nth/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10%
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Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)

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 (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Se
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curities Acquired, Disposed of, or Beneficially Owned
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+---------------------------------+----------+-------------+----
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-------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-
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|4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   actio
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n    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |
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Code      |                             |   Beneficially |   Form:   |   direct   |
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 |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (M
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onth/ |             |                             |   End of       |   (D) or  |   ficial   |
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----block-19-data----
     |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+-----------------------
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----block-20-data----
----------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
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


<PAG
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E>


TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+---
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-------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.
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 |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |
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      |          |         |           |                     |                |          |Number  |Owner- |       |
|
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  |        |          |         |           |                     |                |          |of      |ship   |       |
|
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       |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|
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            |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |
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 |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |N
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----block-30-data----
ature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secu
----block-30-CRC----
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----block-31-data----
r- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-
----block-31-CRC----
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<0x06>
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<0x01> <0xDF>
----block-32-data----
|ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cia
----block-32-CRC----
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----block-32-response----
<0x06>
----block-33-header----
<0x01>!<0xDE>
----block-33-data----
lly  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |
----block-33-CRC----
<0xC9><0x8A>
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----block-34-header----
<0x01>"<0xDD>
----block-34-data----
 |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Pric
----block-34-CRC----
<0xA1>(
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----block-35-header----
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----block-35-data----
e of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of
----block-35-CRC----
;<0xF5>
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----block-36-header----
<0x01>$<0xDB>
----block-36-data----
|Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Sha
----block-36-CRC----
<0x85>z
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----block-37-data----
res  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+------
----block-37-CRC----
<0xBB>)
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<0x06>
----block-38-header----
<0x01>&<0xD9>
----block-38-data----
-+--------+----------+--------+-------+-------+
                                                                               <
----block-38-CRC----
><0xD5>
----block-38-response----
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----block-39-header----
<0x01>'<0xD8>
----block-39-data----
C>
Phantom Stock  $0       12/31/1999 A         138          (3)        (4)
----block-39-CRC----
{<0xAA>
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----block-40-header----
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----block-40-data----
    Common  137.9595 $0.000000  3198.06  D
Units                   (2)
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L
----block-40-response----
<0x06>
----block-41-header----
<0x01>)<0xD6>
----block-41-data----
 Stock            (1)        65


Explanation of Responses:
(1) 1 for 1 basis
(2) Represents shares acquired under Direc
----block-41-CRC----
<0x1C><0xEB>
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tors Deferred Compensation Plan for
fiscal year ended 12-31-99.  The Director receives Phantom Stock Units in lieu of cash fees.
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<0xD5>;
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  Units are awarded monthly for the Director's retainer and also awarded for each board or committee meeting attended at prices
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L<0xCE>
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<0x01>,<0xD3>
----block-44-data----
ranging from
$55.438 and $71.3125.
(3) Immediately
(4) None

SIGNATURE OF REPORTING PERSON
/s/ J. P. Bolduc

DATE
02/10/2000
</T
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<0x0F><0xED>
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<0x01>-<0xD2>
----block-45-data----
EXT>
</DOCUMENT>
</SUBMISSION>
<0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><
0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00><0x00>
----block-45-CRC----
<0x94>+
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----end-of-transmission----
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----response----
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----end-of-transmission----
<0x04>
----response----
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----begin-dump-of-file-sent----
<SUBMISSION>
<TYPE>5
<DOCUMENT-COUNT>1
<SROS>NYSE
<REPORTING-OWNER>
<CIK>0001017660
<CCC>i$9v5rob
<RELATIONSHIP>Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
<NAME>Marshall & Ilsley Corporation
<CIK>0000062741
<IRS-NUMBER>390968604
</SUBJECT-COMPANY>
<PERIOD>12/31/1999
<DOCUMENT>
<TYPE>5
<TEXT>
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
( ) Form 3 Holdings Reported.
( ) Form 4 Transactions Reported.

1. Name and Address of Reporting Person
   Bolduc, J. P.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1999
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+




TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Phantom Stock  $0       12/31/1999 A         138          (3)        (4)       Common  137.9595 $0.000000  3198.06  D
Units                   (2)                                                    Stock            (1)        65


Explanation of Responses:
(1) 1 for 1 basis
(2) Represents shares acquired under Directors Deferred Compensation Plan for fiscal year ended 12-31-99.  The Director receives Phantom Stock Units in lieu of cash fees.  Units are awarded monthly for the Director's retainer and also awarded for each board or committee meeting attended at prices ranging from
$55.438 and $71.3125.
(3) Immediately
(4) None

SIGNATURE OF REPORTING PERSON
/s/ J. P. Bolduc

DATE
02/10/2000
</TEXT>
</DOCUMENT>
</SUBMISSION>
----end-dump-of-file-sent----
XMODEM TRANSFER SUCCESSFUL...

Your submission, with  accession number 0000062741-00-000007, was received at 10:42 A.M. Eastern Time on February 10, 2000.
A separate notice will be furnished when the submission is
accepted or suspended.

PLEASE PRESS THE <ENTER> KEY TO CONTINUE...

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                  EDGAR Electronic Filing System

            Eastern time : Thursday February 10, 2000 10:43:43
Last successful login on : Thursday February 10, 2000 10:37:37
Your password expires on : Tuesday November 21, 2000 03:09:09
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